AWBC – Q3 2004 Earnings	EXHIBIT 99.1
October 28, 2004
Page 1 of 5

AMERICANWEST BANCORPORATION
CONTACTS:	Robert M. Daugherty	President and Chief Executive Officer
	Tim Cassels	Chief Financial Officer
(509) 467-6993

NEWS RELEASE

AMERICANWEST BANCORPORATION ANNOUNCES THIRD QUARTER EARNINGS

Spokane, Washington - October 28, 2004 - AmericanWest Bancorporation (Nasdaq: AWBC)

AmericanWest Bancorporation today announced the financial results for the third quarter of 2004 and for 2004 year to date. Net income was $4.0 million for the three months ended September 30, 2004, compared to $3.7 million for the three months ended September 30, 2003, while diluted earnings per share were $0.38 compared to $0.35 for the three months ended September 30, 2003. For the nine months ended September 30, 2004, net income was $8.8 million compared to $10.5 million for the first nine months of 2003. Diluted earnings per share were $0.84 for the first nine months of 2004 compared $1.00 in 2003.

On September 20, 2004, AmericanWest Bancorporation and its subsidiary, AmericanWest Bank announced the appointment of Robert M. Daugherty as president and chief executive officer. Mr. Daugherty brings more than 30 years of banking experience and knowledge to the position.

“The Company’s performance in the third quarter was in line with our expectations,” said Mr. Daugherty. “We continue to concentrate on our credit culture and related performance. Improving our asset quality will be our focus for the foreseeable future. I am excited about the prospects for this company’s future.”

During the three months ended June 30, 2004, the company recorded a $4.0 million, pre-tax, additional loan loss provision which AWBC originally announced on May 20, 2004, and a gain on the divestiture of a single branch in the amount of $618 thousand, pre-tax. On a pro forma basis without these two events, the net income for the nine months ended September 30, 2004, would have been approximately $11.0 million. Diluted earnings per share, on a pro forma basis, was $1.05 for the nine months ended September 30, 2004.

LOAN GROWTH AND CREDIT QUALITY:

At September 30, 2004, gross loans were $952.3 million, an increase of 13.1% compared to September 30, 2003, and an increase of 8.7% from December 31, 2003. The increases were mainly due to increases in commercial real estate loans, commercial and industrial loans, and real estate construction. Commercial real estate loans, commercial and industrial loans, and agricultural loans comprised 88.4% of the gross loan portfolio at September 30, 2004, similar to 87.8% of the gross loan portfolio at December 31, 2003, and 87.0% at September 30, 2004.

AWBC – Q3 2004 Earnings

October 28, 2004

Total nonperforming loans were $16.7 million or 1.8% of total gross loans at September 30, 2004, compared to $12.5 million or 1.4% of total gross loans at December 31, 2003. At September 30, 2003, the total nonperforming loans were $13.9 million or 1.7% of total gross loans. The recent increase in nonperforming loans is mainly due to $5.2 million in loans to a single borrower being classified as non-accruing. This entity continues to operate, and the Company is undergoing an evaluation of the entity’s long term plan and related collateral coverage.

Allowance for loan losses was $15.0 million for September 30, 2004, compared to $12.5 million at December 31, 2003 and $11.8 million at September 30, 2003. The allowance constituted 1.57% and 1.42% of total gross loans at September 30, 2004 and December 31, 2003, respectively. At September 30, 2003, allowance for loan losses was 1.41% of total gross loans.

The Company’s nonperforming assets, including its foreclosed real estate and other foreclosed assets were $23.7 million or 2.07% of total assets at September 30, 2004 compared to $19.9 million or 1.95% of total assets at December 31, 2003 and $22.5 million or 2.27% of total assets at September 30, 2003.

DEPOSIT GROWTH:

At September 30, 2004, deposits were $922.9 million, up 5.5% from $874.6 million at September 30, 2003. At December 31, 2003 total deposits were $871.1 million. The increase from September 30, 2003 is due mainly to an increase in money market accounts offset by a decrease in time deposits, mainly in the $100,000 and over category. The cost of deposits decreased to 1.61% for the nine months ended September 30, 2004, as compared to 2.02% for the nine months ended September 30, 2003, due to lower interest rates.

NET INTEREST MARGIN:

Net interest margin decreased to 6.22% for the nine months ended September 30, 2004, compared to 6.43% for the nine months ended September 30, 2003. This decrease was due to a decrease on loan yields which were partially offset by an increase in investment yields and decreases in deposit and borrowing costs. An increase in the average balances of the investment portfolio and borrowings portfolio also contributed to the decrease in the net interest margin. Higher yielding certificates of deposits constituted 31% of the deposit mix at September 30, 2004 and 38% of the mix at September 30, 2003, while the lower yielding NOW and savings account balances increased to 50% of the mix as compared to 44% in the prior year.

Net interest income increased 9.9% to $16.1 million for the three months ended September 30, 2004, as compared to $14.6 million for the three months ended September 30, 2003. Net interest income for the nine months ended September 30, 2004 and 2003 was $45.4 million and $41.5 million respectively. These increases were due mainly to an increase in earning assets at September 30, 2004 in comparison to September 30, 2003.

NONINTEREST INCOME AND EXPENSE:

Noninterest income was $1.9 million for the three months ended September 30, 2004, an increase from $1.6 million for the three months ended September 30, 2003. The nine months ended September 30, 2004 resulted in $6.1 million in noninterest income in comparison to $4.7 million for the nine months ended September 30, 2003. The results for the nine months ended September 30, 2004 include $618 thousand related to the divestiture of a

AWBC – Q3 2004 Earnings

October 28, 2004

branch and related deposits in Ione, Washington that contained approximately $15.1 million in deposits. The remainder of the increase for the three months and nine months ended September 30, 2004 in comparison to 2003 relate to gains on sales of real estate owned, increases in the cash surrender value of bank owned life insurance, and increases in fees and service charges.

Noninterest expense increased to $10.0 million for the three months ended September 30, 2004 from $9.0 million for the three months ended September 30, 2003. For the nine months ended September 30, 2004, noninterest expense was $30.1 million compared to $26.5 million during the like period a year ago. The increase in noninterest expense was primarily due to increases in compensation expense and expenses related to foreclosed real estate and other foreclosed assets.

INCOME TAXES:

Income tax expense for the nine months ended September 30, 2004 has decreased as a percentage of income before income taxes to 31.5% compared to 34.9% for the nine months ended September 30, 2003. There were 2 buildings placed into service during the quarter ended March 31, 2004, in which the Company had purchased historical rehabilitation tax credits. The Company recognized these tax credits during the quarter ended March 31, 2004 causing the effective tax rate to decrease. Without the effect of the historical rehabilitation tax credits, the effective tax rate for the nine months ended September 30, 2004 would have been 35.9%.

MISSION STATEMENT:

The mission of AmericanWest Bancorporation is to provide all employees with a positive environment in which to maximize their contributions to our success and attain their career goals; in order to be responsive to customer needs, and partner in helping individuals and businesses in our markets achieve their financial goals, in order to optimize long-term shareholder value and to provide a superior rate of return on shareholder investment.

AmericanWest Bancorporation is a community bank holding company with 44 offices located in Eastern Washington and Northern Idaho. For further information on the Company or to access Internet banking, please visit our web site at www.awbank.net.

FORWARD LOOKING STATEMENTS:

This release contains certain forward-looking statements within the Private Securities Litigation Reform Act of 1995 (PSLRA), including statements about the financial condition, results of operations, future financial targets and earnings outlook of the Company. The forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Those factors include, but are not limited to, impact of the current national and regional economy on small business loan demand in the Company’s market, loan delinquency rates, changes in portfolio composition, the bank’s ability to attract quality commercial business, interest rate movements and the impact on margins such movement may cause, changes in the demographic make-up of the Company’s market, fluctuation in demand for the Company’s products and services, the Company’s ability to attract and retain qualified people, regulatory changes, competition with other banks and financial institutions, and other factors. For a discussion of factors that could cause actual results to differ, please see the Company’s reports on Forms 10-K and 10-Q as filed with the Securities and Exchange Commission. Words such as “targets,” “expects,” “anticipates,” “believes,” other similar expressions or future or conditional verbs such as “will,” “may,” “should,” “would,” and “could” are intended to identify such forward-looking statements. Readers should not place undue reliance on the forward-looking statements, which reflect management’s view only as of the date hereto. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect subsequent events or circumstances. This statement is included for the express purpose of protecting the Company under PSLRA’s safe harbor provisions.

AWBC – Q3 2004 Earnings

October 28, 2004

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

	3 months ended		9 months ended
			Pro forma (2)
Statement of Income Data	9/30/2004	9/30/2003	9/30/2004	9/30/2004	9/30/2003
Interest Income	$19,789	$18,166	$55,538	$55,538	$52,533
Interest Expense	3,737	3,561	10,165	10,165	11,017
Net Interest Income before Provision	16,052	14,605	45,373	45,373	41,516
Provision for Loan Losses	1,788	1,597	8,498	4,498	3,583
Net Interest Income after Provision	14,264	13,008	36,875	40,875	37,933
Noninterest Income	1,876	1,623	6,069	5,451	4,690
Noninterest Expense	9,976	8,995	30,124	30,124	26,467
Income Before Income Tax	6,164	5,636	12,820	16,202	16,156
Income Tax	2,186	1,926	4,037	5,221	5,632
Net Income	$3,978	$3,710	$8,783	$10,981	$10,524

	3 months ended		9 months ended
			Pro forma (2)
Share Data (1)	9/30/2004	9/30/2003	9/30/2004	9/30/2004	9/30/2003
Basic earnings per share	$0.39	$0.37	$0.86	$1.08	$1.05
Diluted earnings per share	$0.38	$0.35	$0.84	$1.05	$1.00
Basic weighted average shares outstanding	10,191,775	10,057,546	10,177,990	10,177,990	10,051,121
Diluted weighted average shares outstanding	10,438,276	10,534,171	10,477,819	10,477,819	10,473,991

	9 months ended
Financial Ratios, annualized	9/30/2004	9/30/2003
Return on average assets	1.10%	1.50%
Return on average equity	11.70%	16.24%
Efficiency ratio	58.56%	57.28%
Noninterest expenses to average assets	3.76%	3.78%
Net interest margin to average earning assets	6.22%	6.43%

(1)	All per share figures have been adjusted for a 10% stock dividend paid February 20, 2004.
(2)	Pro forma amounts exclude a significant write-off of $4.0 million and a gain on the sale of a branch of approximately $618,000 which occurred during the nine month period ended September 30, 2004.

AWBC – Q3 2004 Earnings

October 28, 2004

AmericanWest Bancorporation

Selected Consolidated Financial Highlights

($ in thousands, except per share data and ratios; unaudited)

Statement of Condition Data	9/30/2004	9/30/2003	12/31/2003
Securities	$106,035	$41,535	$40,726
Loans, gross	952,296	842,285	876,390
Total assets	1,146,984	994,602	1,023,907
Deposits	922,880	874,609	871,125
Shareholders’ equity	104,388	92,326	96,198

Loan Portfolio	9/30/2004	9/30/2003	12/31/2003
Commercial real estate	$503,891	$432,024	$461,538
Commercial and industrial	204,039	173,778	183,618
Agricultural	133,757	127,091	124,395
Real estate construction	42,328	32,566	32,236
Real estate mortgage	35,211	39,110	38,075
Installment	23,988	29,396	26,850
Bank cards and other	9,082	8,320	9,678

Total loans, gross	$952,296	$842,285	$876,390

Allowance for loan losses	(14,978)	(11,841)	(12,453)
Deferred loan fees, net of deferred costs	(157)	(241)	(219)

Total loans, net	$937,161	$830,203	$863,718

Deposit Portfolio	9/30/2004	9/30/2003	12/31/2003
Noninterest bearing demand deposits	$172,167	$150,679	$159,425
Interest bearing deposits:
NOW and savings accounts	464,526	387,312	399,726
Time, $100,000 and over	117,802	167,767	127,117
Other time	168,385	168,851	184,857

Total deposits	$922,880	$874,609	$871,125

	3 months ended		9 months ended
Allowance for loan losses:	9/30/2004	9/30/2003	9/30/2004	9/30/2003
Balance, beginning of period	$14,011	$11,599	$12,453	$10,272
Provision for loan losses	1,788	1,597	8,498	3,583
Net charge-offs	(821)	(1,355)	(5,973)	(2,014)

Balance, end of period	$14,978	$11,841	$14,978	$11,841

Allowance for loan loss to total loans	1.57%	1.41%	1.57%	1.41%

Nonperforming assets:	9/30/2004	9/30/2003	12/31/2003
Accruing loans over 90 days past due	$1,909	$1,515	$43
Nonaccrual loans	14,774	12,350	12,485
Total nonperforming loans	16,683	13,865	12,528
Foreclosed real estate and other foreclosed assets	7,046	8,676	7,408
Total nonperforming assets	$23,729	$22,541	$19,936
Ratio of total nonperforming assets to total assets	2.07%	2.27%	1.95%
Ratio of total nonperforming loans to total gross loans	1.75%	1.65%	1.43%
Ratio of allowance for loan loss to nonperforming loans	89.78%	85.40%	99.40%